Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2017 with respect to the consolidated financial statements, financial highlights, and Schedule 12-14, of HMS Income Fund, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016 and our report dated March 17, 2017 with respect to the Senior Securities table which are included in this Prospectus and Registration Statement. We consent to the use of the aforementioned reports in this Prospectus and Registration Statement, and to the use of our name as it appears under the captions "Senior Securities" and "Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

Houston, Texas
March 17, 2017